                                                                  EXHIBIT (b)(2)

September 28, 2000

Cemex S.A. de C.V.
Av. Constitucion 444 Pte.
Monterey, N.L. 64000
Mexico

Attention: Rodrigo Trevino Muguerza
           Chief Financial Officer

                 $350,000,000 364-Day Revolving Credit Facility
                 $500,000,000 364-Day Revolving Credit Facility
                         $550,000,000 5-Year Term Loan

                               COMMITMENT LETTER

Ladies and Gentlemen:

   Cemex S.A. de C.V. (the "Company") has advised Salomon Smith Barney Inc. ("SSB") and Citibank, N.A. ("Citibank"; collectively, with SSB, "Citi/SSB") that the Company intends to cause its majority-owned subsidiary, Cia. Valenciana De Cementos Portland S.A., to organize a single-purpose, wholly-owned acquisition vehicle ("Bid Co") that will offer to acquire through a tender offer all of the shares of the outstanding capital stock (the "Target Stock") of a publicly-held corporation code named "Spur" (the "Target"), but in any event not less than sufficient shares of Target Stock to enable Bid Co, voting without any other shareholders of the Target, to approve a merger (the "Merger") of Bid Co with the Target. As promptly as practicable after the closing of the Tender Offer, Bid Co will consummate a merger with the Target in which the Target will be the surviving corporation (the "Surviving Corporation"). The Company has further advised Citi/SSB that it desires to establish, for Bid Co and following the merger, the Surviving Corporation, a $350,000,000 364-Day Revolving Credit Facility, a $500,000,000 364-Day
Revolving Credit Facility and a $550,000,000 5-Year Term Loan (collectively the "Facilities"), which would be used for the purposes described in Annex 1. Subject to the terms and conditions of this letter and the attached Annex I (collectively, and together with the Fee Letter referred to below, this "Commitment Letter"), Citibank is pleased to inform the Company of Citibank's commitment to provide the entire amount of the Facilities.

   Section 1. Conditions Precedent. Citibank's commitment hereunder is subject to: (i) the preparation, execution and delivery of mutually acceptable loan documentation, including, without limitation, a guarantee of the Facilities provided by Cia. Valenciana De Cementos Portland S.A.; (the "Operative Documents"); (ii) the accuracy and completeness of all representations that the Company, Bid Co and their affiliates make to Citi/SSB and all information that the Company, Bid Co and their affiliates furnish to Citi/SSB and the Company's compliance with the terms of this Commitment Letter; and (iii) the payment in full of all fees, expenses and other amounts payable under this Commitment Letter.

   Section 2. Commitment Termination. Citibank's commitment hereunder will terminate on the earlier of (a) the date the Operative Documents have been executed, and (b) December 15, 2000. Before such date, Citibank may terminate its commitment hereunder if (i) the Company fails to comply with the provisions of the third paragraph of Section 3 hereof, (ii) any event occurs or information becomes available that, in its judgment, results or is likely to result in the failure to satisfy any condition set forth in Section 1 or (iii) any condition or event occurs that results in (A) a material adverse change in the business, condition (financial or otherwise), operations, performance, properties or prospects of (1) the Company or the Company and its subsidiaries; including the Target, taken as a whole since December 31, 1999, or (B) any change in loan syndication, financial or capital market conditions generally that, in the judgment of SSB, would materially impair syndication of the Facilities. Once the Operative Documents have been executed, the commitments shall terminate on May 31, 2001 if the conditions to effectiveness of the Operative Documents have not been satisfied on or prior to such date.

   Section 3. Syndication. Citibank reserves the right, before or after the execution of the Operative Documents, to syndicate all or a portion of its commitment to one or more other financial institutions reasonably acceptable to the Company that will become parties to the Operative Documents pursuant to a syndication to be managed by SSB (the financial institutions becoming parties to the Operative Documents being collectively referred to herein as the "Lenders"). SSB will manage all aspects of the syndication in consultation with the Company, including the timing of all offers to potential Lenders, the determination of the amounts offered to potential Lenders, the acceptance of commitments of the Lenders and the compensation to be provided to the Lenders.

   The Company shall take all action as SSB may reasonably request to assist SSB in forming a syndicate acceptable to SSB and the Company. The Company's assistance in forming such a syndicate shall include but not be limited to (i) making senior management and representatives of the Company, and to the extent practicable, the Target available to participate in information meetings with potential Lenders at such times and places as SSB may reasonably request; (ii) using the Company's best efforts to ensure that the syndication efforts benefit from the Company's and the Target's lending relationships; and (iii) providing SSB with all information reasonably deemed necessary by it to successfully complete the syndication.

   To ensure an effective syndication of the Facilities, the Company agrees that until the termination of the syndication (as determined by SSB), the Company will not, and will not permit any of its affiliates to, syndicate or issue, attempt to syndicate or issue, announce or authorize the announcement of the syndication or issuance of, or engage in discussions concerning the syndication or issuance of, any debt facility or debt security (including any renewals thereof) in the commercial bank market, without the prior written consent of SSB; provided, however, that the foregoing shall not limit the Company's ability to issue (i) commercial paper, (ii) other short-term debt programs currently in place, (iii) equity or public debt securities, (iv) a $200 to $300 million commercial paper program syndication for the Company., (v) a $70 to $100 million pre-export facility for the Company's Venezuela operations, (vi) a $1 billion medium term note issue in euros or dollars for Cia. Valenciana De Cementos Portland S.A., (vii) a $500 million syndicated credit facility or bond offering for the Company or (viii) the execution of the syndication to not more than eight financial institutions of the $1.5 billion European Equity Swap facility in favor of Cia. Valenciana De Cementos Portland S.A.

   Citibank will act as the sole Administrative Agent for the Facilities and SSB will act as sole lead arranger and syndication agent. No additional agents, co-agents or arrangers will be appointed, or other titles conferred, without the consent of SSB and Citibank; provided, however, to the extent that the Company identifies another financial institution satisfactory to SSB in its reasonable discretion that will commit $700,000,000 to the Facilities, such financial institution will be designated as an arranger; provided further, however, to the extent that the Company identifies another financial institution satisfactory to SSB that will commit $100,000,000 to the Facilities, such financial institution will be given an agent title.

   SSB reserves the right at any time (whether prior to or after the execution and delivery of the Operative Documents and any borrowings thereunder) to change any or all of the terms, structure, tenor, or pricing (but not the aggregate amount) of the Facilities if SSB determines that such changes would be advisable in order to ensure a successful syndication of the Facilities (as determined by SSB). SSB's rights under this paragraph and the other provisions of this Section 3 will survive the execution and delivery of the Operative Documents and any borrowings thereunder and continue in effect until such syndication efforts shall be completed. The Company agrees that the Operative Documents shall grant Citi/SSB such rights, and, if such rights are exercised, be amended if necessary in connection with the syndication to include any such changes deemed advisable by SSB.

   Section 4. Fees. In addition to the fees described in Annex I, the Company shall pay the non-refundable fees set forth in that certain letter agreement dated the date hereof (the "Fee Letter") between the Company and Citi/SSB. The terms of the Fee Letter are an integral part of Citibank's commitment hereunder and constitute part of this Commitment Letter for all purposes hereof.

   Section 5. Indemnification. The Company shall indemnify and hold harmless Citi/SSB, each Lender and each of their respective affiliates and each of their respective officers, directors, employees, agents, advisors and representatives (each, an "Indemnified Party") from and against any and all claims, damages, losses, liabilities and expenses (including, without limitation, fees and disbursements of counsel), joint or several, that are incurred by or asserted or awarded against any Indemnified Party (including, without limitation, in connection with any investigation, litigation or proceeding or the preparation of a defense in connection therewith), in each case arising out of or in connection with or by reason of this Commitment Letter or the Operative Documents or the transactions contemplated hereby or thereby or any actual or proposed use of the proceeds of the Facilities, except to the extent such claim, damage, loss, liability or expense is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party's gross negligence or willful misconduct. In the case of an investigation, litigation or other proceeding to which the indemnity in this paragraph applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by the Company, the Target or any of their respective directors, security holders or creditors, an Indemnified Party or any other person or an Indemnified Party is otherwise a party thereto and whether or not the transactions contemplated hereby are consummated.

   No Indemnified Party shall have any liability (whether in contract, tort or otherwise) to the Company or any of its security holders or creditors for or in connection with the transactions contemplated hereby, except for direct damages (as opposed to special, indirect, consequential or punitive damages (including, without limitation, any loss of profits, business or anticipated savings)) determined in a final non-appealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party's gross negligence or willful misconduct.

   Section 6. Costs and Expenses. The Company shall pay, or reimburse Citi/SSB on demand for, all reasonable out-of-pocket costs and expenses incurred by Citi/SSB (whether incurred before or after the date hereof) in connection with the Facilities and the preparation, negotiation, execution and delivery of this Commitment Letter, including, without limitation, the disclosed reasonable fees and expenses of counsel, regardless of whether any of the transactions contemplated hereby are consummated. The Company shall also pay all costs and expenses of Citi/SSB (including, without limitation, the reasonable fees and disbursements of counsel) incurred in connection with the enforcement of any of its rights and remedies hereunder.

   Section 7. Confidentiality. By accepting delivery of this Commitment Letter, the Company agrees that this Commitment Letter is for the Company's confidential use only and that neither its existence nor the terms hereof will be disclosed by the Company to any person other than the Company's, Bid Co's their respective officers, directors, employees, accountants, attorneys and other advisors, and then only on a confidential and "need to know" basis in connection with the transactions contemplated hereby; provided, however, that the Company may make such other public disclosures of the terms and conditions hereof as the Company is required by law, in the opinion of the Company's counsel, to make.

   Section 8. Representations and Warranties of the Company. The Company represents and warrants that (i) all information that has been or will hereafter be made available to Citi/SSB, any Lender or any potential Lender by the Company, or the Target (after the acquisition thereof) or any of their representatives in connection with the transactions contemplated hereby is and will be complete and correct in all material respects and does not and will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not misleading in light of the circumstances under which such statements were or are made and
(ii) all financial projections, if any, that have been or will be prepared by the Company, or the Target (after the acquisition thereof) and made available to Citi/SSB, any Lender or any potential Lender have been or will be prepared in good faith based upon reasonable assumptions (it being understood that such projections are subject to significant uncertainties and contingencies, many of which are beyond the Company's, and the Target's control, and that no assurance can be given that the projections will be realized). The Company agrees to supplement the information and projections from time to time until the Operative Documents become effective so that the representations and warranties contained in this paragraph remain correct.

   In providing this Commitment Letter, Citi/SSB is relying on the accuracy of the information furnished to it by or on behalf of the Company and its affiliates without independent verification thereof.

   Section 9. No Third Party Reliance, Etc. The agreements of Citi/SSB hereunder and of any Lender that issues a commitment to provide financing under the Facilities are made solely for the benefit of the Company and the Borrower and may not be relied upon or enforced by any other person. Please note that those matters that are not covered or made clear herein are subject to mutual agreement of the parties. The Company may not assign or delegate any of its rights or obligations hereunder without Citi/SSB's prior written consent. This Commitment Letter may not be amended or modified except in a written agreement signed by all parties hereto. This Commitment Letter is not intended to create a fiduciary relationship among the parties hereto.

   The Company should be aware that Citi/SSB and/or one or more of its affiliates may be providing financing or other services to parties whose interests may conflict with the Company's interests. Consistent with Citi/SSB's longstanding policy to hold in confidence the affairs of its customers, neither Citi/SSB nor any of its affiliates will furnish confidential information obtained from the Company to any of Citi/SSB's other customers. Furthermore, neither Citi/SSB nor any of its affiliates will make available to the Company confidential information that Citi/SSB obtained or may obtain from any other customer.

   Section 10. Governing Law, Etc. This Commitment Letter shall be governed by, and construed in accordance with, the law of the State of New York. This Commitment Letter sets forth the entire agreement between the parties with respect to the matters addressed herein and supersedes all prior communications, written or oral, with respect hereto. This Commitment Letter may be executed in any number of counterparts, each of which, when so executed, shall be deemed to be an original and all of which, taken together, shall constitute one and the same Commitment Letter. Delivery of an executed counterpart of a signature page to this Commitment Letter by telecopier shall be as effective as delivery of an original executed counterpart of this Commitment Letter. Sections 3 through 8, 10 and 11 hereof shall survive the termination of Citibank's commitment hereunder.

   Section 11. Waiver of Jury Trial. Each party hereto irrevocably waives all right to trial by jury in any action, proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to this Commitment Letter or the transactions contemplated hereby or the actions of the parties hereto in the negotiation, performance or enforcement hereof.

   Please indicate the Company's acceptance of the provisions hereof by signing the enclosed copy of this Commitment Letter and the Fee Letter and returning them, together with the fees then payable under the Fee Letter, to Steven R. Victorin, Managing Director, Salomon Smith Barney Inc., 390 Greenwich Street, 1st Floor, New York, NY, 10013 (fax: 212 723 8692) at or before 5 p.m. (New York City time) on September 29, 2000, the time at which Citibank's commitment hereunder (if not so accepted prior thereto) will terminate. If the Company elects to deliver this Commitment Letter by telecopier, please arrange for the executed original to follow by next-day courier.

                                          Very truly yours,

                                          SALOMON SMITH BARNEY INC.



                                                 /s/ Steven R. Victorin
                                          By___________________________________
                                                   Steven R. Victorin
                                                    Managing Director

                                          CITIBANK, N.A.



                                                    /s/ Candy Miller
                                          By __________________________________
                                                      Candy Miller
                                                     Vice President




                                          ACCEPTED AND AGREED
                                          on September 28, 2000:

                                          Cemex S.A. de C.V.


                                                  /s/ Ramiro Villarreal
                                          By __________________________________
                                                    Ramiro Villarreal
                                                     General Counsel

                        Summary of Terms and Conditions

                   US$1,400,000,000 Senior Credit Facilities

Borrower:                      Bid Co, a subsidiary of Cemex, and, following
                               the consummation of the Merger, the Surviving
                               Corporation.

Guarantors:                    Cia. Valenciana De Cementos Portland S.A. (the
                               "Parent Guarantor").

Facility Amount:               Tranche A: US$500,000,000.

                               Tranche B: US$350,000,000.

                               Tranche C: US$550,000,000.

Type of Facility:              Tranche A: Senior Unsecured 364 Day Revolving
                               Credit Facility Bridge.

                               Tranche B: Senior Unsecured 364 Day Revolving Credit Facility.

                               Tranche C: Senior Unsecured 5-Term Loan.

Purpose: To finance Bid Co's purchase of not less than a mutually agreed percentage of the issued and outstanding capital stock of the Target; refinance certain indebtedness of the Target; commercial paper backstop; and general corporate purposes.

Administrative Agent:          Citibank, N.A. (the "Agent").

Lead Arranger:                 Salomon Smith Barney Inc.

Lenders:                       Financial institutions acceptable to the Lead
                               Arranger and the Borrower.

Final Maturity Date:           Tranche A: 364 days from the Closing Date.

                               Tranche B: 364 days from the Closing Date.

                               Tranche C: 5 Years from the Closing Date.

Amortization:                  None.

Closing Date:                  December 15, 2000.

Commitment Reduction:          The Borrower will have the right, upon at least
                               3 business days' notice, to terminate or cancel, in whole or in part, the unused portion of the Facility Amount of any Tranche in excess of the aggregate outstanding Advances under such Tranche, provided that each partial reduction shall be in a minimum amount of $10,000,000 or any whole multiple of $1,000,000 in excess thereof. Once terminated, a
                               commitment may not be reinstated.

Facility Fee:                  Facility Fee will be based on the attached
                               Pricing Grid, based on the long-term senior unsecured non credit enhanced debt ratings of the Parent Guarantor until the consummation of the Merger, and thereafter on the long-term unsecured non credit enhanced debt ratings of the Surviving Corporation. The Facility Fee will be payable from the Closing Date and will be calculated on a 360-day basis.

Interest Rates and
 Interest Periods:
                               At the Borrower's option, any Advance that is made to it will be available at the rates and for the Interest Periods stated below:

                               . Base Rate: a fluctuating rate equal to
                                 Citibank's Base Rate plus the Applicable
                                 Margin.

                               . Eurodollar Rate: a periodic fixed rate equal
                                 to LIBOR plus the Applicable Margin.

                               The Eurodollar Rate will be fixed for Interest Periods of 1, 2, 3, or 6 months or 9 or 12 months if available by all Lenders.

                               Upon the occurrence and during the continuance of any Event of Default, each Eurodollar Rate Advance will convert to a Base Rate Advance at the end of the Interest Period then in effect for such Eurodollar Rate Advance.

Applicable Margin:             The Applicable Margin means, for each of
                               Tranches A, B and C:

                               . for Base Rate Advances, zero basis points per
                                 annum; and

                               . for Eurodollar Rate Advances, an amount which
                                 will vary as per the attached Pricing Grid, based on the long-term senior unsecured non-credit-enhanced debt ratings of the Parent Guarantor until the consummation of the Merger, and thereafter on the long-term unsecured non credit enhanced debt ratings of the Surviving Corporation.

                               Upon the occurrence and during the continuance of any Event of Default, the Applicable Margin will increase by 200 basis points per annum.

Utilization Fee:
                               Utilization Fee for Tranches A and B will be based on attached Pricing Grid, based on the long-term senior unsecured non-credit-enhanced debt ratings of the Parent Guarantor until the consummation of the Merger, and thereafter on the long-term unsecured non credit enhanced debt ratings of the Surviving Corporation. The Utilization Fee will be added to the Applicable Margin for any date where outstanding Advances under the applicable Tranche exceed 33% of commitments. The Utilization Fee will be calculated on a 360-day basis and will be payable on the same basis as interest.

Interest Payments:             At the end of each Interest Period for each
                               Advance, but no less frequently than quarterly.
                               Interest will be computed on a 365/366-day basis for Base Rate Advances and a 360-day basis for Eurodollar Rate Advances.

Borrowings:                    Borrowings will be in minimum principal amounts
                               of $10,000,000 and integral multiples of $1,000,000 in excess thereof. All Advances
                               (other than Competitive Bid Advances) will be made by the Lenders ratably in proportion to their respective commitments. Borrowings will be available on same day notice for Base Rate
                               Advances and 3 business days' notice for Eurodollar Rate Advances. Tranche C will be fully drawn on the date that the conditions precedent to effectiveness have been satisfied.

Competitive Bid Option:        The Borrower may request the Agent to solicit
                               competitive bids from the Lenders for Advances under Tranche A or Tranche B with requested maturities of 30 days or more. Each Lender will bid at its discretion. The Borrower's notice requesting such bids will be given to the Agent at least 1 business day prior to the proposed
                               Advance date for fixed rate bids and at least 4 business days prior to the proposed Advance date for LIBOR based bids, and will specify the proposed date of Advance, amount and maturity date of the proposed Advance, interest payment schedule, the interest rate basis to be used by the Lenders in bidding, and such other terms as the Borrower may specify. The Agent will advise the Lenders of the terms of the Borrower's notice, and such Lenders as elect may submit bids, which the Agent will provide to the Borrower.

                               The Borrower may accept one or more bids, provided that the aggregate outstanding Advances of all Lenders on the date of, and giving effect to, any Competitive Bid Advance may not exceed the aggregate commitments for the applicable Tranche at such time. Bids will be accepted in order of the lowest to the highest rates ("Bid Rates"). The Borrower may not accept bids in excess of the requested bid amount for any maturity. If two or more Lenders bid at the same Bid Rate, the amount to be borrowed at such Bid Rate will be allocated among such Lenders in proportion to the amount which each Lender bid at such Bid Rate.

                               Each Borrowing under the Competitive Bid Option will be in an amount of not less than $10,000,000 and integral multiples of $1,000,000 in excess thereof. While any such Borrowing is outstanding, it will be deemed usage of the applicable Tranche for the purposes of availability, and the commitment of each Lender under the applicable Tranche will be reduced and deemed used for all purposes by its pro rata share (based on its respective commitment) of an amount equal to the outstanding amount of such Borrowing. However, each Lender's Advance made under the Competitive Bid Option will not reduce such Lender's obligation to lend its pro rata share of the remaining undrawn commitment under the applicable Tranche.

Repayment:
                               The Borrower will repay (i) each Advance (other than a Competitive Bid Advance) under each Tranche no later than on the Final Maturity Date for such Tranche and (ii) each Competitive Bid Advance at the maturity date specified in the Borrower's notice requesting such Competitive Bid Advance.

Optional Prepayment:           Advances (other than Competitive Bid Advances)
                               may be prepaid without penalty, on same day notice for Base Rate Advances and 2 business days' notice for Eurodollar Rate Advances, in minimum amounts of $10,000,000 and increments of $1,000,000 in excess thereof. The Borrower will bear all costs related to the prepayment of a Eurodollar Rate Advance prior to the last day of the Interest Period. Competitive Bid
                               Advances may not be prepaid.

Loan Documentation:            The commitments will be subject to preparation,
                               execution and delivery of mutually acceptable loan documentation, which will contain conditions precedent, representations and warranties, covenants, events of default and other provisions customary for facilities of this nature, including, but not limited to, those noted below.

Conditions Precedent to
 Effectiveness:                Customary for facilities of this nature
                               including, but not limited to:

                                  1.  Board resolutions.

                                  2.  Incumbency/specimen signature
                                      certificate.

                                  3. Favorable legal opinion from counsel for the Agent.

                                  4. Favorable legal opinion from counsel for the Borrower.

                                  5.  Accuracy of Representations and
                                      Warranties.

                                  6. No Event of Default or event which, with the giving of notice or passage of time or both, would be an Event of Default, has occurred and is continuing, or would result from such Borrowing.

                                  7.  Disclosure of material agreements, if
                                      any, of the Target.

                                  8.  No law, regulation or decree that
                                      imposes materially adverse conditions
                                      upon the Borrower; and neither the
                                      Facilities nor the transactions
                                      contemplated by the Facilities will
                                      conflict with, violate or result in a
                                      default under any contract, agreement or instrument to which the Borrower is a party.

                                  9.  The Borrower shall have acquired
                                      sufficient shares of Target Stock to
                                      enable Bid Co, voting without any other
                                      shareholders of the Target, to approve a merger of Bid Co with the Target.

                                 10. The Borrower shall have received no less than $1.5 billion as a capital contribution from the Parent Guarantor from the proceeds of a European equity swap facility.

Conditions Precedent to all
 Borrowings:                   Customary for facilities of this nature
                               including, but not limited to:

                                 1.  All representations and warranties are
                                     true and correct in all material respects on and as of the date of the Borrowing, before and after giving effect to such Borrowing and to the application of the proceeds therefrom, as though made on and as of such date; provided that the representation as to no material adverse change and no material adverse litigation shall be made only at the date of effectiveness.

                                2. No Event of Default or event which, with the giving of notice or passage of time or both, would be an Event of Default, has occurred and is continuing, or would result from such borrowing.

Representations and            Customary for facilities of this nature
 Warranties:                   including, but not limited to:

                                1.  Confirmation of corporate status and
                                    authority.

                                2.  Due authorization of the legal
                                    documentation.

                                3. Execution, delivery, and performance of the legal documentation do not violate law or existing agreements.

                                4. All required governmental and regulatory approvals have been obtained and remain in full force and effect.

                                5. No litigation which would have a material adverse effect on the business, condition (financial or otherwise) or operations or which would affect the legality, validity and enforceability of legal documentation.

                                6. No material adverse change in the business, condition (financial or otherwise) operations, performance, properties or prospects of the Parent Guarantor and the Target taken as a whole.

                                7.  Accuracy of information, financial
                                    statements.

                                8.  Material compliance with laws and
                                    regulations, including ERISA and applicable environmental laws and regulations.

                                9.  Legality, validity, binding effect and
                                    enforceability of the legal documentation.

                                10. Margin regulation.

                                11. Not an investment company.

                                12. The termination of the commitment of the
                                    lenders and payment in full of all debt
                                    outstanding under the existing Target's $250 million credit agreement at the Merger.

Financial Covenants:           To be agreed between the Borrower and the
                               Lenders, will include:

                                1.  Ratio of Total Debt to EBITDA to be
                                    determined at a later date.

                                2. Ratio of EBITDA to Interest to be determined at a later date.

Covenants:
                               Customary for facilities of this nature
                               including, but not limited to:

                                1. Preservation and maintenance of corporate existence.

                                2.  Material compliance with laws.

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                                  3.  Payment of taxes.

                                  4.  Payment of material obligations.

                                  5.  Visitation and inspection rights.

                                  6.  Maintenance of books and records.

                                  7.  Maintenance of properties necessary for
                                      the due course of business.

                                  8.  Maintenance of insurance as used in the
                                      industry.

                                  9. Negative pledge and certain restrictions on liens.

                                 10.  Certain restrictions on change of
                                      business, consolidations, mergers, and
                                      sales of assets.

                                 11.  Certain reporting requirements.

                                 12.  Use of proceeds.

                                 13.  Prior to consummation of the Merger of
                                      the Target into BidCo (i) restriction on indebtedness of the Target other than in the ordinary course of business and (ii) the Parent Guarantor will use best efforts to cause the Target to become a guarantor.

Events of Default:             Customary for facilities of this nature
                               including, but not limited to:

                                  1.  Failure to pay principal when due and
                                      failure to pay interest, fees and other
                                      amounts within 3 business days of when
                                      due.

                                  2. Representations or warranties materially incorrect.

                                  3.  Failure to comply with covenants (with
                                      notice and cure periods as applicable).

                                  4.  Unenforceability of the loan
                                      documentation.

                                  5.  Bankruptcy/insolvency.

                                  6.  Change of control or ownership at any
                                      time.

                                  7.  ERISA.

Other:                         Legal documentation will include:

                                  1.  Customary indemnification of the Agent
                                      and Lenders and their respective
                                      affiliates, officers, directors,
                                      employees, agents and advisors for any
                                      liabilities and expenses arising out of
                                      the Facility or the use or proposed use
                                      of proceeds.

                                  2.  Customary agency, set-off and sharing
                                      language.

                                  3.  Majority Lenders, as to each Tranche,
                                      defined as those holding greater than
                                      50% of the outstanding committed
                                      Advances under such Facility or, if
                                      none, commitments. The consent of all
                                      the Lenders under each Facility will be
                                      required to increase the size of such
                                      Facility, to extend the maturity or to
                                      decrease interest rates or fees with
                                      respect to such Facility.

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Assignments and
 Participations:               Each Lender will have the right to assign to
                               one or more eligible assignees all or a portion of its rights and obligations under the Legal documentation, with the consent, not to be unreasonably withheld, of the Agent and the Borrower. Minimum aggregate assignment level of $10,000,000 and increments of $1,000,000 in excess thereof. The parties to the assignment
                               (other than the Borrower) will pay to the Agent an administrative fee of $3,500.

                               Each Lender will also have the right, without the consent of the Borrower or the Agent, to assign (i) as security, all or part of its rights under the legal documentation to any Federal Reserve Bank and (ii) with notice to the Borrower and the Agent, all or part of its rights and obligations under the legal documentation to any of its affiliates.

                               Each Lender will have the right to sell
                               participations in its rights and obligations under the legal documentation, subject to customary restrictions on the participants' voting rights.

Yield Protection, Taxes, and
 Other Deductions:             The legal documentation will contain yield
                               protection provisions, customary for facilities of this nature, protecting the Lenders in the event of unavailability of funding, funding losses, and reserve and capital adequacy requirements.

                               All payments to be free and clear of any present or future taxes, withholdings or other deductions whatsoever (other than income taxes in the jurisdiction of the Lender's applicable lending office). The Lenders will use reasonable efforts to minimize to the extent possible any applicable taxes and the Borrower will indemnify the Lenders and the Agent for such taxes paid by the Lenders or the Agent.

                               The Borrower will have the right to replace any Lender which requests reimbursements for amounts owing under (1) and (2) above, provided that (i) no Event of Default, or event which with the giving of notice or lapse of time or both would be an Event of Default, has occurred and is continuing, (ii) the Borrower has satisfied all of its obligations under the applicable Facility relating to such Lender, and (iii) any replacement is acceptable to the Agent and the Borrower has paid the Agent a $3,500 administrative fee if such replacement Lender is not an existing Lender.

Governing Law:                 New York.

Counsel to the Agent:          Shearman & Sterling.

Expenses:                      The Borrower will reimburse the Lead Arranger
                               and the Agent for all reasonable out-of-pocket expenses (including fees and expenses of counsel to the Agent) incurred by them in the negotiation, syndication and execution of these facilities. Such expenses will be reimbursed by the Borrower upon presentation of a statement of account, regardless of whether the transaction contemplated is actually completed or the loan documents are signed.

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